UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 13, 2018

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

201 NW 10th, Suite 200 Oklahoma City, Oklahoma	73103
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (405) 278-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2018, Donald M. Brooks tendered his resignation from the Board of Directors (the “Board”) of Blueknight Energy Partners G.P., L.L.C. (the “General Partner”), the general partner of Blueknight Energy Partners, L.P. (the “Partnership”). This resignation did not result from a disagreement with the General Partner.
Additionally, on February 13, 2018, in its capacity as the sole member of the General Partner and pursuant to the Second Amended and Restated Limited Liability Company Agreement of the General Partner, Blueknight GP Holding, LLC appointed Lee Adams, Vice President of Internal Audit at Ergon, Inc., to the Board. Mr. Adams has not been appointed to any committee of the Board.
Mr. Adams is an officer of Ergon and may have conflicts of interest arising from (i) Ergon’s ownership and control of the General Partner of the Partnership and (ii) the following transactions between Ergon, Inc. and its affiliates (collectively referred to as “Ergon”) and the Partnership:

•
The Partnership leases facilities to Ergon and provides liquid asphalt terminalling services to Ergon. For the year ended December 31, 2017, the Partnership recognized revenues of $56.4 million for services provided to Ergon, and as of December 31, 2017, the Partnership had receivables from Ergon of $3.1 million. A summary of agreements with Ergon follows:

◦
Ergon 2017 Lubbock and Saginaw Storage and Handling Agreement - In September 2016, the Partnership and Ergon entered into a storage, throughput and handling agreement pursuant to which the Partnership provides Ergon storage and terminalling services at the Lubbock and Saginaw asphalt terminal facilities. The term of this agreement commenced on January 1, 2017, and continues for six years. During the year ended December 31, 2017, the Partnership generated revenues under this agreement of $12.9 million.

◦
Ergon 2016 Storage and Handling Agreement - In October 2016, the Partnership and Ergon entered into a storage, throughput and handling agreement (the “Ergon 2016 Storage and Handling Agreement”) pursuant to which the Partnership provides Ergon storage and terminalling services at nine asphalt terminal facilities. The term of the Ergon 2016 Storage and Handling Agreement commenced on October 5, 2016 and continues for seven years. During the year ended December 31, 2017, the Partnership generated revenue under this agreement of $26.4 million.

◦
Ergon Fontana and Las Vegas Storage Throughput and Handling agreement - In October 2016, the Partnership and Ergon entered into a storage, throughput and handling agreement (the “Ergon Fontana and Las Vegas Storage Throughput and Handling Agreement”) pursuant to which the Partnership provides Ergon storage and terminalling services at two asphalt facilities. The term of the Ergon Fontana and Las Vegas Lease Agreement commenced on October 5, 2016, and is scheduled to expire on December 31, 2018. During the year ended December 31, 2017, the Partnership generated revenues under this agreement of $6.2 million.

◦
Ergon Master Facilities Lease and Sublease Agreement - In May 2009, the Partnership and Ergon entered into a facilities lease and sublease agreement (the “Ergon Master Facilities Lease and Sublease Agreement”) pursuant to which the Partnership leases Ergon certain facilities. The Ergon Master Facilities Lease and Sublease Agreement has been amended and extended several times and currently encompasses eight facilities and is scheduled to expire on December 31, 2018. The Ergon Master Facilities Lease and Sublease Agreement currently encompasses eight facilities. During the year ended December 31, 2017, the Partnership generated revenues under this agreement of $5.2 million.

◦
Ergon Master Facilities Sublease and Sublicense Agreement - In May 2009, the Partnership and Ergon entered into multiple sublease and sublicense agreements covering five facilities. The original terms of these agreements commenced on May 18, 2009, for two years, until December 31, 2011. In November 2010, these multiple leases were consolidated under one master sublease and sublicense agreement. This agreement was amended in June 2015 and has a term scheduled to expire on December 31, 2018. During the year ended December 31, 2017, the Partnership generated revenues under this agreement of $3.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

		By:	Blueknight Energy Partners G.P., L.L.C
its General Partner

Date:	February 20, 2018	By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary